Exhibit 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This Amendment No. 1 to the Rights Agreement (this “Amendment”) is made and entered into as of December 26, 2024, by and between Dynavax Technologies Corporation, a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as rights agent (the “Rights Agent”), and amends that certain Rights Agreement, dated as of October 28, 2024 (the “Agreement”), by and between the Company and the Rights Agent. All capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement.

WHEREAS, the board of directors of the Company (the “Board”) has determined it to be desirable to amend a certain provision of the Agreement on the terms set forth in the Amendment;

WHEREAS, as of the date hereof, no Person (as defined in the Agreement) has become an Acquiring Person (as defined in the Agreement);

WHEREAS, pursuant to Section 27 of the Agreement, prior to such time as any Person becomes an Acquiring Person, the Company and the Rights Agent may, if directed by the Board, from time to time supplement or amend any provision of the Agreement as the Company may deem necessary or desirable without the approval of any holders of the Company or any other Person other than the Rights Agent;

WHEREAS, this Amendment is permitted by Section 27 of the Agreement and the Company desires to amend the Agreement as set forth below; and

WHEREAS, pursuant to the terms of the Agreement, and in accordance with Section 27 thereof, the Board has directed that the Agreement be amended as set forth in this Amendment, and by its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.

NOW, THEREFORE, in consideration of the foregoing and mutual covenants and agreements set forth in the Agreement and this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

Section 1. Amendment to Section 28 of the Agreement. Section 28 of the Agreement is hereby removed and replaced with the following:

The Board shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board, or the Company, or as may be necessary or advisable in the administration of this Agreement, including without limitation, the right and power to (i) interpret the provisions of this Agreement, and (ii) make all determinations deemed necessary or advisable for the administration of this Agreement (including a determination to redeem or not redeem the Rights or to amend the Agreement). Without limiting any of the rights and immunities of the Rights Agent, all such actions, calculations, interpretations and determinations (including, for purposes of clause (y) below, all omissions with respect to the foregoing) that are done or made by the Board in good faith, shall (x) be final, conclusive and binding on the Rights Agent and the holders of the Rights, and (y) not subject the Board to any liability to the holders of the Rights. Nothing in this Agreement, express or implied, including any provision requiring or permitting the Board to take (or refrain from taking) any action or making any determination shall be deemed to limit or eliminate the fiduciary duties of the Board under applicable law. The Rights Agent is entitled always to assume the Board acted in good faith and shall be fully protected and incur no liability in reliance thereon. Notwithstanding anything herein to the contrary, in no event shall a determination of the Board that may adversely affect the rights of the Rights Agent under this Agreement be binding upon the Rights Agent without the express written consent of the Rights Agent, in its sole discretion.

Section 2. Officer’s Certificate. By executing this Amendment below, the undersigned duly appointed officer of the Company (i) certifies (in his capacity as an officer of the Company and not in his personal capacity) that (A) this Amendment complies with the applicable terms and conditions of the Agreement, including Section 27 thereof, (B) the Rights remain redeemable at the date of this Amendment, and (C) this Amendment does not adversely affect the rights, duties, obligations or immunities of the Rights Agent under the Agreement, and (ii) directs the Rights Agent to execute the Amendment.

Section 3. Interpretation. From and after the execution and delivery of this Amendment, the term “Agreement” as used in the Agreement shall be deemed to refer to the Agreement as amended hereby.

Section 4. Governing Law. Section 32 of the Agreement shall apply mutatis mutandis to this Amendment.

Section 5. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 6. Waiver of Notice. The Rights Agent and the Company hereby waive any notice requirement under the Agreement pertaining to the matters covered by this Amendment.

Section 7. Binding Effect. This Amendment shall be binding upon and inure to the benefit of each party hereto, and its respective successors and assigns.

Section 8. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

Section 9. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 10. Effectiveness. This Amendment shall be deemed effective as of the date first written above. Except as expressly set forth herein, all other terms and conditions of the Agreement are unchanged and shall remain in full force and effect in accordance with their terms.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

DYNAVAX TECHNOLOGIES CORPORATION		COMPUTERSHARE TRUST COMPANY, N.A., AS RIGHTS AGENT

By:	/s/ Kelly MacDonald	By:	/s/ Shirley Nessralla
Name:	Kelly MacDonald	Name:	Shirley Nessralla
Title:	Chief Financial Officer	Title:	Manager, Client Management